UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2016

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1225 Old Highway 8 NW
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 8.01. Other Events.

As previously disclosed, on May 8, 2014, Cardiovascular Systems, Inc. (the “Company”) received a letter from the U.S. Attorney’s Office for the Western District of North Carolina (the “DOJ”) stating that it is investigating the Company to determine whether it had violated the False Claims Act. On June 28, 2016, the Company announced that it entered into a Settlement Agreement (the “Settlement Agreement”) with the United States of America, acting through the DOJ and on behalf of the Office of Inspector General of the Department of Health and Human Services, and Travis Thams (the “Relator”), to resolve the investigation by the DOJ and the complaint underlying the Department of Justice’s investigation (the “Civil Action”). The Company’s prior disclosures regarding this matter are incorporated herein by reference, including in the Company’s Form 10-K for the year ended June 30, 2015, its Forms 8-K filed November 4, 2015, December 15, 2015, March 21, 2016, May 12, 2016 and June 28, 2016, and its Form 10-Q filed May 6, 2016.

On July 1, 2016, the DOJ and the Relator filed a joint notice of dismissal of the Civil Action, with the United States dismissing with prejudice the claims asserted in the Civil Action that are covered under the Settlement Agreement and any remaining claims without prejudice, and the Relator dismissing the Civil Action in its entirety with prejudice, except for the Relator’s claim for statutory attorneys’ fees and costs, the amount of which has not yet been determined. On July 11, 2016, the United States District Court for the Western District of North Carolina, Charlotte Division (the “Court”) issued an order consistent with the joint notice of dismissal. The Court will retain jurisdiction over the parties to the extent necessary to enforce the terms and conditions of the Settlement Agreement and to adjudicate the Relator’s outstanding claims for attorneys’ fees and costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 12, 2016

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley Chief Financial Officer